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

                                               [LOGO] USF+G
                                                      INSURANCE



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders of USF&G Corporation will be held at the Sheraton Baltimore North, 903 Dulaney Valley Road, Towson, Maryland, on Wednesday, May 15, 1996, at 9:00 a.m., for the following purposes:

       1. To elect a Board of Directors for the ensuing year.

       2. To consider and act upon such other business as may properly come before the meeting.

    If you do not expect to attend the meeting, you are requested to sign, date and promptly return the enclosed proxy.

                                                     By Order of the Board of
                                                            Directors
                                                       JOHN F. HOFFEN, JR.
                                                            Secretary

Baltimore, Maryland
March 29, 1996

         USF&G Corporation, 100 Light Street, Baltimore, Maryland 21202

                               TABLE OF CONTENTS

                                                                            PAGE
Election of Directors......................................................   2
Stock Ownership of Certain Beneficial Owners, Directors and Management.....   4
Board and Board Committee Meetings.........................................   6
Compensation of Executive Officers and Directors...........................   7
  Summary Compensation Table...............................................   7
  Stock Option Grants in 1995..............................................   8
  Aggregate Option Exercises in 1995 and Year-End Values...................   9
  Long-Term Incentive Awards in 1995.......................................   9
  Pension Plans............................................................  10
  Employment Agreements....................................................  11
  Directors' Fees..........................................................  11
Compensation Committee Report..............................................  12
  Compensation Philosophy..................................................  12
  Compensation Program.....................................................  12
  Compensation of Chief Executive Officer..................................  14
Stock Performance Graph....................................................  16
Other Information..........................................................  17
  Certain Business Relationships...........................................  17
  Audit Committee and Independent Public Accountants.......................  17
  Filings Under Section 16(a)..............................................  17
  Shareholder Proposals for the 1997 Annual Meeting........................  18
  Other Matters............................................................  18

                               USF&G CORPORATION
                                100 LIGHT STREET
                           BALTIMORE, MARYLAND 21202
                                PROXY STATEMENT
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 15, 1996

    This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being furnished to shareholders of USF&G Corporation (the "Corporation") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders. These proxy materials are being furnished on or about March 29, 1996 to all shareholders of record as of March 6, 1996.

    The only matter to be presented to the Corporation's shareholders at the Annual Meeting is the election of the Board of Directors for the ensuing year. Directors are elected by a plurality of the votes cast with a quorum present. Abstentions and broker non-votes do not affect the plurality vote required for the election of directors. Only holders of record of shares of Common Stock on March 6, 1996 will be entitled to vote at the meeting, and each share will have one vote. At the close of business on March 6, 1996, there were 119,651,534 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting.

    The expense of printing and mailing proxy materials will be borne by the Corporation. The solicitation of proxies will generally be by mail and by directors, officers and employees of the Corporation. In addition, the Corporation has retained Georgeson & Co., Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson will receive a fee of approximately $12,000 and will be reimbursed for expenses incurred in connection with its services. In some instances, solicitations may be made by telephone or facsimile, the costs of which will be borne by the Corporation. The Corporation may also reimburse brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses in forwarding proxy materials to their principals.

    A shareholder who has given a proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure.

    It is the practice of the Corporation to take reasonable steps to ensure that shareholders are afforded privacy in the proxy voting process. Proxies are tabulated by third parties who may not disclose the votes of individual shareholders to any officer, director or employee of the Corporation. This policy is waived with respect to shareholders who provide written comments or questions with their proxies or in the event of a proxy contest where non-management groups have access to voting results.

                             ELECTION OF DIRECTORS

    Thirteen (13) directors are to be elected. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast for the election of the persons listed below as directors. All of the proposed nominees are currently directors of the Corporation who were elected at the last meeting of shareholders. Directors will be elected for a term of one year or until their successors are chosen and qualified.

    The table below presents information concerning persons to be nominated for election as directors of the Corporation, including their current membership on committees of the Board of Directors of the Corporation, time served as a director of the Corporation (or its predecessor), principal occupations or affiliations during the last five years, and certain other directorships held.

H. FURLONG BALDWIN.................  Member-Executive, Finance, and Nominating Committees.
                                       Director since 1968.
                                     Chairman of the Board and Chief Executive Officer of
                                       Mercantile Bankshares Corporation. Mr. Baldwin, age
                                       64, is also a director of Mercantile Bankshares
                                       Corporation, GRC International, Inc., Baltimore Gas &
                                       Electric Company and Conrail, Inc.

MICHAEL J. BIRCK...................  Member-Audit and Compensation Committees. Director since
                                       1993.
                                     President and Chief Executive Officer of Tellabs, Inc.,
                                       a designer and manufacturer of voice and data
                                       equipment. Mr. Birck, age 58, is also a director of
                                       Tellabs, Inc., Molex, Inc. and Duplex Products, Inc.

NORMAN P. BLAKE, JR................  Member-Executive Committee. Director since 1990.
                                     Chairman of the Board, President and Chief Executive
                                       Officer of the Corporation and of United States
                                       Fidelity and Guaranty Company ("USF&G Company"), the
                                       Corporation's principal subsidiary, since November
                                       1990; formerly Chairman of the Board and Chief
                                       Executive Officer of Heller International Corporation,
                                       a commercial finance corporation; formerly Executive
                                       Vice President of General Electric Credit Corporation
                                       (1981-1984). Mr. Blake, age 54, is also a director of
                                       Enron Corporation and Owens-Corning Fiberglas
                                       Corporation.

GEORGE L. BUNTING, JR..............  Member-Executive, Compensation, and Nominating
                                       Committees. Director since 1978.
                                     President and Chief Executive Officer of Bunting
                                       Management Group, a private financial management
                                       company; formerly Chairman of the Board and Chief
                                       Executive Officer of Noxell Corporation, a consumer
                                       products manufacturer. Mr. Bunting, age 55, is also a
                                       director of Crown Central Petroleum Corporation,
                                       Mercantile Bankshares Corporation and PHH Corporation.

ROBERT E. DAVIS....................  Member-Audit, Compensation and Nominating Committees.
                                       Director since 1990.
                                     Managing Director of Axess Corporation, a manufacturer
                                       of quality control instrumentation, and specialty
                                       polymers since March 1991; formerly President and
                                       Chief Operating Officer of Sequa Corporation, Morton
                                       Thiokol, Inc., and Chairman and Chief Executive
                                       Officer of Thiokol Corporation. Mr. Davis, age 64, is
                                       also a director of H&R Block, Inc. and Rheometric
                                       Scientific, Inc.

DALE F. FREY.......................  Member-Executive, Audit, and Finance Committees.
                                     Director since 1991.
                                     Vice President of General Electric Company; Chairman of
                                       the Board and President of General Electric Investment
                                       Corporation and GE Investment Management Incorporated.
                                       Mr. Frey, age 63, is also a director of Praxair, Inc.
                                       and Double Tree Hotel Corporation.

ROBERT E. GREGORY, JR..............  Member-Executive, Audit, and Compensation Committees.
                                       Director since 1988.
                                     Chairman and Chief Executive Officer of London Fog
                                       Corporation; formerly Chairman and Chief Executive
                                       Officer of The Gitano Group, Inc., an apparel
                                       marketer; formerly President of VF Corporation, an
                                       apparel manufacturer and distributor. Mr. Gregory, age
                                       53, is also a director of Globe Manufacturing, Inc.

ROBERT J. HURST....................  Member-Executive and Nominating Committees. Director
                                       since 1988.
                                     Mr. Hurst, age 50, is an Executive Committee partner and
                                       head of the Investment Banking Division at Goldman,
                                       Sachs & Co., an investment banking firm. Mr. Hurst is
                                       also a director of VF Corporation.

WILBUR G. LEWELLEN.................  Member-Compensation and Finance Committees. Director
                                       since 1992.
                                     Dr. Lewellen, age 58, is the Herman C. Krannert
                                       Distinguished Professor of Management at the Graduate
                                       School of Management at Purdue University.

HENRY A. ROSENBERG, JR.............  Member-Audit and Compensation Committees. Director since
                                       1977.
                                     Chairman of the Board and Chief Executive Officer of
                                       Crown Central Petroleum Corporation. Mr. Rosenberg,
                                       age 66, is also a director of Crown Central Petroleum
                                       Corporation and Signet Banking Corporation.

LARRY P. SCRIGGINS.................  Member-Finance and Nominating Committees. Director since
                                       1979.
                                     Mr. Scriggins, age 59, is a partner and member of the
                                       Executive Committee of the law firm of Piper & Marbury
                                       L.L.P.

ANNE MARIE WHITTEMORE..............  Member-Finance and Nominating Committees. Director since
                                       1993.
                                     Ms. Whittemore is a partner in the law firm of McGuire,
                                       Woods, Battle & Boothe. Ms. Whittemore, age 49, is
                                       also a director of Albemarle Corporation, Owens &
                                       Minor, Inc., James River Corporation and T. Rowe Price
                                       Associates, Inc.

R. JAMES WOOLSEY...................  Member-Audit and Finance Committees. Director since
                                     1995.
                                     Mr. Woolsey, age 54, is a partner of the law firm of
                                       Shea & Gardner; formerly Director of Central
                                       Intelligence; formerly Ambassador and U.S.
                                       Representative to the Negotiation on Conventional
                                       Armed Forces in Europe, Vienna, Austria. Mr. Woolsey
                                       is also a director of Sun Healthcare Group, Inc.

    The Board of Directors amended the Corporation's By-Laws in February 1995 to provide for the appointment of one or more advisory directors. Advisory directors are appointed by the Board of Directors and serve at the pleasure of the Board. They may attend meetings of the Board as determined by the Board or its Chairman, but sit solely in an advisory capacity and have no voting or other authority or responsibilities of directors. Mr. Randolph Screen, who is Chairman of USF&G Company's National Agency Council, was appointed as an advisory director in February 1995. Mr. Screen is a principal with the insurance agency of Beall, Garner, Screen and Geare, Inc., Johnstown, Pennsylvania.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

    The following table shows the number of shares of the Corporation's Common Stock beneficially owned by (i) each person known to the Corporation to beneficially own more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive named in the Summary Compensation Table shown below under the caption "Compensation of Executive Officers and Directors," and
(iv) all Directors and Executive Officers as a group. None of the beneficial holdings of Common Stock listed below represents in excess of 1% of the total issued and outstanding shares, except for the shares beneficially owned by Trustees of General Electric Pension Trust and other entities advised by affiliates of General Electric Company (hereinafter collectively referred to as "GE Investments") and Putnam Investments, Inc., which shares represent 6.7% and 6.6%, respectively, of the total issued and outstanding shares. In addition, the Directors and Executive Officers as a group own 1.2% of the total issued and outstanding shares. The information set forth below has been calculated as of March 6, 1996. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the "SEC") and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

                  NAME AND ADDRESS OF                      AMOUNT AND NATURE OF
                    BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP
--------------------------------------------------------   --------------------
GE Investments..........................................         8,159,027(a)
  c/o General Electric Investment Corporation
  3003 Summer Street
  Stamford, CT 06904
Putnam Investments, Inc.................................         7,844,180(b)
  One Post Office Square
  Boston, MA 02109
Glenn W. Anderson.......................................            32,692(c)
H. Furlong Baldwin......................................             8,000(d)(e)
Michael J. Birck........................................             7,000(e)
Norman P. Blake, Jr.....................................           721,264(f)
George L. Bunting, Jr...................................            15,900(e)
Robert E. Davis.........................................               500(e)
Dale F. Frey............................................             5,000(g)
Gary C. Dunton..........................................            75,498(h)
Robert E. Gregory, Jr...................................             5,000(e)
Dan L. Hale.............................................           176,411(i)
Robert J. Hurst.........................................             6,000(e)
Wilbur G. Lewellen......................................             4,800(e)
Henry A. Rosenberg, Jr..................................            49,923(e)(j)
Larry P. Scriggins......................................             2,206(e)
John C. Sweeney.........................................            38,433(k)
Anne Marie Whittemore...................................               500(e)
R. James Woolsey........................................               250
All Directors and Executive Officers as a Group (25
  persons)................................................       1,402,135(1)

                                                   (Footnotes on following page)

(Footnotes for preceding page)

------------

NOTES

 (a)  Includes 2,079,002 shares of Common Stock issuable upon conversion of 250,000 shares of
      $10.25 Series B Cumulative Convertible Preferred Stock (the "Series B Preferred
      Stock"). The purchase agreement pursuant to which these shares were sold provides that so long as GE Investment Private Placement Partners I, Limited Partnership (the "GE
      Partnership") is the beneficial owner of any shares of Series B Preferred Stock or shares of Common Stock issued upon conversion of the Series B Preferred Stock, the
      Corporation will nominate and recommend as a candidate for election to the Board of
      Directors a person designated by the general partner of the GE Partnership who is reasonably acceptable to the then current Board of Directors of the Corporation. If the
      GE Partnership is no longer the beneficial owner of any such shares, then upon the expiration of the term of the director who had been so designated, this right to designate a nominee will be held by 50% or more of the shares of Series B Preferred
      Stock then held by certain designated holders. Mr. Frey was designated to serve as a director by the general partner of the GE Partnership pursuant to these provisions.
 (b)  As disclosed in a Schedule 13G filed with the Securities and Exchange Commission on
      February 12, 1996.
 (c)  Includes 31,833 shares subject to outstanding options which are exercisable within 60 days.
 (d)  Excludes shares held in various fiduciary capacities by the trust department of
      Mercantile-Safe Deposit and Trust Company, a wholly owned subsidiary of Mercantile
      Bankshares Corporation, of which Mr. Baldwin is a director and executive officer.
 (e)  Under the 1993 Stock Plan for Non-Employee Directors, non-employee directors receive a portion of their annual retainer fees and certain retirement benefits in the form of
      Common Stock units or shares of Common Stock of the Corporation. The shareholdings listed in the table do not include the following fully vested Common Stock units: Mr.
      Baldwin, 23,283; Mr. Birck, 4,908; Mr. Bunting, 11,732; Mr. Davis, 10,224; Mr. Gregory,
      6,990; Mr. Hurst, 9,287; Mr. Lewellen, 1,650; Mr. Rosenberg, 16,200; Mr. Scriggins,
      16,654; and Ms. Whittemore, 2,552.
 (f)  Includes 54,815 shares directly owned, 661,399 shares subject to outstanding stock options which are exercisable within 60 days, and 5,050 shares owned by children who share the same household as Mr. Blake.
 (g)  Excludes shares held by GE Investments as reflected in Note (a) above.
 (h)  Includes 67,498 shares subject to outstanding stock options which are exercisable within 60 days.
 (i)  Includes 172,411 shares subject to outstanding stock options which are exercisable within 60 days.
 (j)  Includes 33,698 shares owned by ATAPCO, Inc. of which Mr. Rosenberg is a director and substantial stockholder.
 (k)  Includes 37,233 shares subject to outstanding stock options which are exercisable within 60 days.
 (l)  Subject to the Notes set forth above. Includes 1,222,065 shares subject to outstanding stock options which are exercisable within 60 days. Excludes a total of 103,480 fully vested Common Stock units held by directors pursuant to the 1993 Stock Plan for
      Non-Employee Directors.

                       BOARD AND BOARD COMMITTEE MEETINGS

    The Board of Directors held seven meetings in 1995. All directors attended at least 75% of the aggregate number of the 1995 meetings of the Board and of the Committees on which they served. The Board of Directors has established an Audit Committee, Finance Committee, Executive Committee, Nominating Committee and Compensation Committee.

    The Audit Committee assists the directors in fulfilling their responsibilities to shareholders and others relating to the corporate accounting and financial reporting practices of the Corporation and the quality and integrity of the financial reports of the Corporation. The Audit Committee recommends the selection of independent accountants, reviews the independent accountants' and internal auditors' assessments of the adequacy of the Corporation's internal control system, reviews the scope and results of the internal and external audit process and performs other functions consistent with its responsibilities. The Audit Committee met five times in 1995.

    The Finance Committee assists the directors in fulfilling their responsibilities relating to the financial activities of the Corporation. The Finance Committee reviews financial and investment policies, capital structure, financial aspects of acquisitions and divestitures, and such other fiscal matters as may be appropriate. The Finance Committee met three times in 1995.

    The Executive Committee is responsible for exercising the authority of the Board of Directors, to the extent permitted by law, in the intervals between meetings of the Board when an emergency issue or scheduling makes it difficult to convene all directors. The Executive Committee met six times in 1995.

    The Nominating Committee identifies and presents qualified persons for election or re-election to the Board of Directors. It advises the Board on director-related matters such as number, composition, compensation, committee assignments, and other related areas assigned by the Board or its Chairman. The Nominating Committee also reviews succession plans for executive officers. The Nominating Committee will consider nominees for election to the Board of Directors suggested by shareholders. Recommendations by shareholders should be forwarded to the Secretary of the Corporation and should identify the nominee by name and provide pertinent information concerning his or her background and experience. The Nominating Committee met once in 1995.

    The Compensation Committee reviews and determines the salaries for executive and other senior officers, reviews various incentive compensation plans and determines the terms under which and to whom stock options are granted, including the number of shares and the option price to be paid. The Compensation Committee is also responsible for reviewing significant personnel compensation policies and benefit programs. The Compensation Committee met eight times in 1995.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

    The following table reflects the compensation for the year 1995 of the Chief Executive Officer and the four highest paid persons who were executive officers at the end of 1995.

                                                                         LONG-TERM COMPENSATION
                                                                 ---------------------------------------
                                                                 NUMBER OF
                                                                 SECURITIES
                                  ANNUAL COMPENSATION            UNDERLYING
NAME AND PRINCIPAL       --------------------------------------   OPTIONS       LTIP        ALL OTHER
 POSITION                YEAR    SALARY     BONUS(A)   OTHER(B)   GRANTED    PAYOUTS(C)  COMPENSATION(D)
------------------------ ----  ----------  ----------  --------  ----------  ----------  ---------------
Norman P. Blake, Jr..... 1995  $  805,769  $1,499,983  $ 13,970    125,000      --         $   154,358
 President and           1994     755,770   1,138,592     --       115,855      --             145,530
 Chief Executive Officer 1993   1,007,675   1,364,083     --       412,500(d)    --          2,087,578(e)
 USF&G Corporation

Dan L. Hale............. 1995     395,034     479,359    10,065     35,000      --              42,446
 Executive Vice          1994     375,692     376,496     --        33,000      --              40,299
 President               1993     338,654     327,285     --        33,000      --              34,385
 Chief Financial Officer
 USF&G Corporation

Gary C. Dunton.......... 1995     354,033     429,785     7,727     30,000      --              27,880
 Executive Vice          1994     328,328     168,100   137,650(f)    30,000    --              25,826
 President               1993     315,001     240,200     --        50,000      --             119,857
 USF&G Company

John C. Sweeney......... 1995     367,769     357,789     --        29,700      --              37,394
 Senior Vice President   1994     285,000     151,300     --        18,500      --              29,230
 Chief Investment        1993     245,400     102,800     --        --          --              12,689
 Officer
 USF&G Corporation

Glenn W. Anderson....... 1995     296,230     313,501     7,877     25,000      --              27,326
 Executive Vice          1994     264,712     127,700     --        24,000      --              24,102
 President               1993     185,000      --         --        --          --              19,890
 USF&G Company

------------

NOTES

 (a)  Includes bonuses earned under the Corporation's three-year Long Term Cash Incentive
      Plan of $499,983, $210,759, $189,785, $118,789 and $123,901, respectively, for Messrs.
      Blake, Hale, Dunton, Sweeney and Anderson for 1995, and $427,882 and $188,696,
      respectively, for Messrs. Blake and Hale for 1994, and $713,283 and $152,285,
      respectively, to Messrs. Blake and Hale for 1993. See Note (c) below. Pursuant to the
      USF&G Executive Deferred Bonus Payment Plan, a participant may elect to defer all or a portion of the annual cash bonus or payments under the Long Term Cash Incentive Plan, with interest credited on such deferred amounts based on a composite five-year U.S.
      Treasury rate plus one percent (1%).

 (b)  Includes 1995 tax reimbursements related to the taxable income reported by the executive in cases where the spouse accompanied the executive on a business trip.

 (c)  In 1991, the Corporation established a Long Term Cash Incentive Plan which provides for cash payments at the end of successive three-year cycles. However, under SEC reporting rules, payments under this plan are reported as annual bonus payments since awards accrue based upon one-year financial goals and are subject to forfeiture only if the employment relationship is terminated prior to the end of the three-year cycle. See
      Note (a) above. Beginning with the three-year cycle which started January 1, 1994, this cash incentive plan was replaced with the Long-Term Incentive Program, which is a stock based plan under which payments are based upon three-year cumulative operating income targets.

 (d)  Includes matching contributions made by the Corporation during 1995 to the
      Corporation's Capital Accumulation Plan (a 401(k) plan) of $2,774 for Mr. Blake, and
      $4,620, for each of Messrs. Hale, Dunton, Sweeney and Anderson. Also includes premiums paid for split dollar life insurance policies for Messrs. Blake, Hale, Dunton, Sweeney and Anderson, which in 1995 were $151,584, $37,826, $23,260, $32,774 and $22,706, respectively. A relocation payment of $93,940 and $18,470 in 1993 is included with respect to Messrs. Dunton and Anderson, respectively.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (e)  In November 1993, the Corporation entered into an agreement with Mr. Blake pursuant to which he extended his term of employment for three years beyond the two years then remaining on his employment contract. Mr. Blake also agreed to waive a portion of his base salary. In connection with these arrangements he was granted 300,000 stock options and a deferred cash award of $1,950,000, subject to adjustment or forfeiture in certain circumstances. This deferred cash award is reflected in "All Other Compensation" for
      1993.

 (f)  Award of 9,454 shares of restricted stock to reimburse Mr. Dunton for the tax cost of his relocation. The value of this award was determined by multiplying the number of shares granted by the closing price of the Corporation's Common Stock on the date of grant. These shares became fully vested in 1995. None of the other named executive officers have been granted or hold shares of restricted stock.

STOCK OPTION GRANTS IN 1995

    The following table provides information on option grants in 1995 to the named executive officers.

                                        NUMBER OF        % OF TOTAL
                                       SECURITIES         OPTIONS       EXERCISE
                                       UNDERLYING        GRANTED TO      OR BASE                   GRANT DATE
                                     OPTIONS GRANTED    EMPLOYEES IN    PRICE PER    EXPIRATION     PRESENT
    NAME                               IN 1995(A)       FISCAL YEAR       SHARE         DATE        VALUE(B)
----------------------------------   ---------------    ------------    ---------    ----------    ----------
Norman P. Blake, Jr...............       125,000             4.6%        $ 13.63       03/10/05     $681,500
Dan L. Hale.......................        35,000             1.3           13.63       03/10/05      190,820
Gary C. Dunton....................        30,000             1.1           13.63       03/10/05      163,560
John C. Sweeney...................        29,700             1.1           13.63       03/10/05      161,924
Glenn W. Anderson.................        25,000             0.9           13.63       03/10/05      136,300

------------

NOTES

 (a)  Options are exercisable for shares of the Corporation's Common Stock. One-third of the options are exercisable after one year, two-thirds are exercisable after two years, and all of the granted options are exercisable after three years. All options vest immediately if any person acquires 30% or more of the outstanding shares, if the
      Corporation's shareholders approve a merger, consolidation or sale of substantially all of the Corporation's assets, or if any shares are acquired pursuant to a tender offer
      (so called "fundamental changes"). All of the options granted were granted at exercise prices equal to the fair market value of the Corporation's Common Stock on the date of grant.

 (b)  Based on the Black-Scholes option pricing model assuming expected volatility equal to three-year average volatility of .2797, expected dividend yield equal to average three-year dividend yield of 1.37%, risk free interest rate of 6.25%, an option term of ten years, and 3% discount for risk of forfeiture during the respective vesting periods. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised;
      accordingly, there is no assurance that the executive will realize the values set forth above.

AGGREGATE OPTION EXERCISES IN 1995 AND YEAR-END VALUES

    The following table provides information on option exercises in 1995 by the named executive officers and the value of such officers' unexercised options.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                   SHARES       VALUE         OPTIONS AT 12/31/95             AT 12/31/95(A)
                                  ACQUIRED     REALIZED   ---------------------------   ---------------------------
    NAME                         ON EXERCISE     1995     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Norman P. Blake, Jr............     --            --        504,861        578,494      $ 3,259,199    $ 1,673,997
Dan L. Hale....................     --            --        128,244         78,503          796,151        279,656
Gary C. Dunton.................     --            --         34,999         75,001           89,073        211,377
John C. Sweeney................     --            --         21,167         47,033           79,212        148,422
Glenn W. Anderson..............     --            --         15,500         43,500           46,248        129,808

------------

NOTE

 (a)  The value of in-the-money options was determined by taking the difference between
      $16.875 per share, which was the closing price of the Common Stock on the last business day of the year, and the exercise price of each option.

LONG-TERM INCENTIVE AWARDS IN 1995

                                                       PERFORMANCE
                                                         PERIOD         ESTIMATED FUTURE PAYOUT(A)
                                                          UNTIL       ------------------------------
    NAME                                                 PAYOUT       THRESHOLD    TARGET    MAXIMUM
----------------------------------------------------   -----------    ---------    ------    -------
Norman P. Blake, Jr. ...............................     3 Years        15,604     31,207    58,513
Dan L. Hale.........................................     3 Years         6,424     12,847    24,088
Gary C. Dunton......................................     3 Years         5,606     11,212    21,023
John C. Sweeney.....................................     3 Years         4,153      8,305    15,572
Glenn W. Anderson...................................     3 Years         4,746      9,492    17,798

------------

NOTE

 (a)  Number of share units awarded depends upon adjusted three-year cumulative operating income for the period 1995 - 1997, and may be zero if the minimum target is not reached, or, if such threshold is reached, between the threshold and maximum shown.
      Each share unit is the equivalent of one share of USF&G Corporation Common Stock.

    The Long-Term Incentive Program ("LTIP") was established in 1994 by the Compensation Committee of the Board of Directors and approved by the shareholders and provides for granting of performance awards that are payable in the Corporation's Common Stock. Awards are payable based upon performance goals established by the Compensation Committee at the beginning of each successive and overlapping three-year performance period. Performance goals consist of an adjusted three-year cumulative net income target. The actual award is determined at the end of each three-year cycle based upon actual corporate performance. If actual performance falls below 85% of the targeted performance, then no awards will be paid out for that three-year cycle. The maximum award may be paid if actual performance equals or exceeds 115% of the three-year target performance. Participants will only receive the designated units, which are payable in shares of the Corporation's Common Stock, at the end of the three-year cycle. The actual award received at the end of the three-year cycle may be reduced, but not increased, for the participants listed in the table, due to individual performance, business unit performance, or overall corporate performance.

PENSION PLANS

    The Corporation has a non-contributory, defined benefit pension plan which provides employees of the Corporation and designated subsidiaries with retirement benefits beginning at the normal retirement age of 65. The Corporation also maintains a supplemental retirement plan for senior executives which provides benefits that would otherwise be paid to them under the pension plan but for certain limitations imposed by the Internal Revenue Code. The following table shows the estimated benefits that would be payable at normal retirement age under the pension plan and the supplemental retirement plan if an individual had the specified years of service with the Corporation or designated subsidiaries and levels of average compensation covered by the plans.

                              ESTIMATED ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED
  AVERAGE                     --------------------------------------------------------
COMPENSATION                  15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
------------                  --------    --------    --------    --------    --------
  $150,000     ............   $ 32,000    $ 43,000    $ 53,000    $ 64,000    $ 74,000
   175,000     ............     38,000      50,000      63,000      75,000      87,000
   200,000     ............     43,000      58,000      72,000      86,000     101,000
   225,000     ............     49,000      65,000      81,000      97,000     114,000
   250,000     ............     55,000      73,000      91,000     109,000     127,000
   300,000     ............     66,000      88,000     109,000     131,000     153,000
   350,000     ............     77,000     103,000     128,000     154,000     179,000
   400,000     ............     88,000     118,000     147,000     176,000     206,000
   450,000     ............    100,000     133,000     166,000     199,000     232,000
   500,000     ............    111,000     148,000     184,000     221,000     258,000
   600,000     ............    133,000     178,000     222,000     266,000     311,000
   700,000     ............    156,000     208,000     259,000     311,000     363,000
   800,000     ............    178,000     238,000     297,000     356,000     416,000

    Compensation for purposes of computing benefits under these plans is generally the average, over the entire period of an employee's service with the Corporation and its designated subsidiaries, of salary and annual incentive bonuses. Benefits are computed on the basis of a straight life annuity and are not subject to any deduction or offset for Social Security or other benefits. Mr. Blake is effectively covered under a separate plan described below. For purposes of calculating average annual compensation under these plans, 1995 compensation is as reported under the "Annual Compensation--Salary" and "Bonus" columns in the Summary Compensation Table, except that payments under the Long Term Cash Incentive Plan reported under the "Bonus" column are excluded. Accordingly, 1995 compensation for calculating benefits for Messrs. Hale, Dunton, Sweeney and Anderson is $663,634, $594,033, $606,769, and $485,830,
respectively. The estimated credited years of service for each of such individuals is as follows: Mr. Hale, five years; Mr. Dunton, three years; Mr. Sweeney, three years; and Mr. Anderson, three years.

    A supplemental retirement contract with Mr. Blake provides a retirement benefit which, when combined with benefits from the Corporation's pension plan and his prior employer's pension plan, equals a life annuity beginning at age 65 of 60% of his highest consecutive three years average annual covered compensation. Prior to November 26, 1993, covered compensation was equal to his salary plus annual incentive bonus. Although Mr. Blake voluntarily agreed to waive a substantial portion of his base salary payable after that date as described elsewhere in this proxy statement, salary for purposes of the supplemental retirement contract will be determined without regard to that waiver. The Long Term Cash Incentive Plan is excluded for purposes of calculating pension benefits. Estimated annual retirement benefits payable to Mr. Blake at age 65 would be $1,290,450 based upon 1995 covered compensation of $2,150,750, and $1,548,540 if average annual covered compensation increased to $2,580,900.

    Pursuant to Mr. Dunton's employment agreement, the Corporation has agreed to purchase an annuity which would provide him with a retirement benefit of $20,000 per year if he does not vest in the Corporation's defined benefit pension plan. This obligation will terminate at the time of vesting.

EMPLOYMENT AGREEMENTS

    The Corporation entered into a five-year employment agreement with Mr. Blake in November 1990. In November 1993, the Corporation and Mr. Blake entered into a second employment agreement which extended the term of Mr. Blake's employment until November 1998. At the same time, Mr. Blake agreed to waive salary in excess of $750,000 and $800,000, respectively, for 1994 and 1995 in connection with an overall shift from fixed compensation to compensation tied to the Corporation's performance as measured by its stock price.

    The new employment agreement continues the effect of the base salary waiver and provides for base salary of $850,000 in 1996, which is the first year of the new term, and $900,000 and $950,000, respectively, in the second and final years. In the event Mr. Blake's employment is terminated by the Corporation for reasons other than serious cause, he is nevertheless entitled to be paid his salary for the remainder of the extended term and receive benefits under all incentive, profit sharing, certain bonus and other executive and employee benefit plans. Provisions concerning health and other insurance and similar benefits as well as non-competition arrangements are included in both the initial and the new employment contracts. All other benefits, including bonuses, stock option grants, insurance and retirement benefits, will be determined in accordance with the Corporation's regular programs and policies but will be based on the base salary he would have received without regard to the waiver ("salary of record").

    The Corporation also entered into a letter of employment with Mr. Dunton in connection with his agreement to join the Corporation in December 1992. The letter sets forth his annual salary, sign-on, relocation and other bonuses and 1993 stock options. The letter also provides for the purchase of an annuity to fund the retirement benefit described above under the heading "Pension Plans," in the event Mr. Dunton does not vest in the Corporation's defined benefit plan.

DIRECTORS' FEES

    Directors who are not officers of the Corporation or its affiliates are paid $800 per committee meeting attended and $1,000 for attending board meetings. The annual retainer has been established as follows: directors of the Corporation, $23,000; Chairperson of the Audit Committee, $7,500; Chairperson of the Compensation, Nominating and Finance Committees, $5,000 each; other members of the Audit, Finance, Nominating and Compensation Committees, $3,000; and any member of the Executive Committee not serving as a Chairperson of any other committee, $3,000.

    Under the 1993 Stock Plan for Non-Employee Directors (the "Stock Plan"), directors receive shares of Common Stock in lieu of one-half of the regular $23,000 retainer. The number of shares credited per year is the lesser of 1,000 or the number of shares equal to $23,500 divided by the fair market value of the Corporation's Common Stock on the award date. Directors may elect to defer receipt of these shares, in which event they will be credited with an equal number of stock units which are payable in shares at a later date.

    The Stock Plan also provides a retirement benefit payable to directors in stock. The retirement benefit vests incrementally over ten years and the number of shares payable upon retirement after full vesting is equal to $50,000 divided by the fair market value of the stock on the date the director is first elected to the Board. Directors who elected to waive their right to participate in a prior retirement arrangement will instead receive upon retirement a number of shares valued at the actuarial equivalent of the benefit otherwise payable under the prior arrangement.

    Directors may also elect to defer receipt of cash fees and retainers. Deferred amounts may be paid in shares of Common Stock or cash. Cash amounts deferred are credited with interest at a short term U.S. Treasury rate.

    The above description of amounts payable to directors does not apply to the Corporation's advisory director, who is a non-voting advisor to the Board. The advisory director is paid a fee of $1,000 for each meeting of the Board attended, but no retainer fee.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

    It is the philosophy of the Corporation to link executive compensation to sustained improvements in corporate performance and increases in shareholder value as measured by the Corporation's stock price. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

        Provide a competitive total compensation package that enables the Corporation to attract and retain the key executive talent needed to accomplish its corporate goals.

        Integrate compensation programs with the Corporation's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

        Provide variable compensation opportunities that are directly linked with the performance of the Corporation and that align executive remuneration with the interests of the shareholders.

    In addition, the Compensation Committee also considers the impact of Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), which in certain circumstances disallows compensation deductions in excess of $1,000,000. This disallowance provision does not apply to performance-based compensation, commissions, and certain other forms of compensation. The Compensation Committee has determined that the Corporation's incentive compensation plans should comply, to the extent practicable, with the Code's requirements for performance-based compensation to ensure that the Corporation will be entitled to full deductibility of all compensation paid under those plans.

COMPENSATION PROGRAM

    The Compensation Committee is responsible for reviewing the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Corporation. The components of the compensation program for executives are described below.

        Base Salary--The factors considered in determining the appropriate salary are level of responsibility, prior experience and accomplishments, and the relative importance of the job in terms of achieving corporate objectives. Each executive's salary is reviewed annually. Adjustments may be recommended based upon individual performance, inflationary and competitive factors, and overall corporate results.

        Annual Incentive Compensation--Cash bonuses are paid annually based upon individual performance and relevant corporate performance measures, including operating income, controllable business expenses, and loss and expense ratios for the property/casualty insurance segment. These performance measures vary depending upon the executive and the related line of business. Bonuses are paid only if the Corporation has met certain performance targets established by the Compensation Committee at the beginning of the year. Target awards are established for each position as a percentage of base salary, and performance is assessed at the end of the year. For the executives named in the Summary Compensation Table, operating income was the principal corporate performance measure used to determine bonus amounts. In addition, the named executives responsible for property/casualty business units are also evaluated on additional performance targets such as the combined ratio. The Compensation Committee has established targets of 30% to 35% of base salary for possible bonus amounts for senior vice presidents and 40% of base salary for possible bonus amounts for executive vice presidents. These amounts are subject to adjustment depending upon actual corporate performance relative to the targets established at the beginning of the year and on individual performance measured against certain objectives tailored to the individual at the beginning of the year. The adjustment may reduce the award to as low as zero or increase it to as high as two times the target level. For the named executive officers other than the Chief Executive Officer, 1995 performace exceeded established performance goals and, accordingly, bonuses awarded with respect to such 1995 performance and reported in the Bonus column in the Summary Compensation Table were at the high end of the target ranges.

        Stock Options--Stock options granted under the Corporation's stock incentive plans for management, all of which have previously been approved by shareholders, provide incentive to executives by giving them a strong economic interest in maximizing stock price appreciation, thereby better aligning their interests with the Corporation's shareholders. Accordingly, each executive's total compensation is highly dependent upon stock performance. Option exercise prices are set at 100% of fair market value on the date of grant and the options expire after 10 years. The annual options granted by the Committee vest over a period of three years in order to encourage management continuity and better tie compensation to long-term stock value. Executives are generally granted stock options annually. The value of stock options granted to executive officers is fixed at a percentage of salary. The value of the options is established by using the Black-Scholes option valuation model, using the assumptions specified in the footnotes to the table in this Proxy Statement entitled "Stock Option Grants in 1995". This percentage is between 25% and 35% of salary for senior vice presidents and 50% of salary for executive vice presidents. These percentages are subject to adjustment to as low as zero or as high as one and one-half of the target, depending upon the executive's prior year's performance and potential for future contribution. For the named executive officers other than the Chief Executive Officer, the stock option grants made in 1995 were within these target ranges.

        Long-Term Incentive Plans--Under the Corporation's existing Long Term Cash Incentive Plan, executives are entitled to a cash payment at the end of overlapping successive three-year periods if the Corporation has achieved specified annual net operating income targets established by the Compensation Committee. The actual amount payable depends upon corporate net operating income relative to the net operating income targets established by the Committee, subject to caps on the maximum amount payable. A target amount to be paid to each plan participant is established as a percentage of the participant's salary. For the executives named in the Summary Compensation Table, that target ranges from 35% to 50% of salary. Beginning with the three-year cycle starting in 1994, and each three-year cycle beginning on each year thereafter, awards under the existing Long Term Cash Incentive Plan were replaced with awards under the new Long-Term Incentive Program ("LTIP") which was approved by shareholders in 1994. The LTIP ties compensation to three-year cumulative operating income targets established at the beginning of each cycle. Compensation payable under the new LTIP is payable only at the end of each three-year cycle and then payable in shares of Common Stock. For the named executive officers, including the Chief Executive Officer, the LTIP grants made in 1995 were within these target ranges.

    The Compensation Committee attempts to establish base salary levels consistent with the median base salary for executives in similar positions within a peer group of approximately thirty major insurance companies. Total compensation, however, is weighted more heavily toward incentive compensation by attempting to establish annual bonuses, stock options and long-term compensation at levels within the top quartile of this peer industry group. The increased weighting toward incentive and stock-based compensation reinforces the connection between shareholder interests and executive pay.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Blake joined the Corporation on November 27, 1990. The selection by the Board of Mr. Blake was made in light of the Corporation's circumstances, requiring significant redirection and restructuring of the Corporation, and in light of Mr. Blake's experience, record and reputation in the financial services industry.

    Mr. Blake's base salary for 1995 was $805,769. This base salary reflects a voluntary waiver of a substantial portion of the base salary otherwise payable under his employment agreement. The waiver occurred in 1993 in exchange for stock options and other stock-based compensation. Mr. Blake's employment agreement, including the salary reduction in 1993, is discussed more fully in this Proxy Statement under the caption "Employment Agreements." In recognition of this waiver and emphasis on stock-based compensation, other components of compensation, including his annual stock option awards, continue to be based on the base salary he would have received without regard to the waiver ("salary of record"). Mr. Blake's salary of record for these purposes was $1,150,750 for 1995.

    The Committee awarded 125,000 stock options to Mr. Blake early in 1995 at an exercise price of $13.63, which was equal to the market value of the Corporation's Common Stock on the date of grant, based upon the Committee's overall evaluation of Mr. Blake's performance in 1994.

    The Compensation Committee established Mr. Blake's target annual cash bonus for 1995 at 50% of his salary of record, subject to reduction to as little as zero or increase to as much as 100% of base salary. The Compensation Committee awarded Mr. Blake a cash bonus of $1,000,000 for 1995, representing approximately 87% of his salary of record. In determining Mr. Blake's 1995 annual bonus, the Compensation Committee reviewed the Corporation's performance and Mr. Blake's individual performance against a detailed set of performance objectives which were approved by the Committee in early 1995. These objectives set forth six principal categories of responsibility, as well as objectives under each category, as briefly described below:

    Financial Performance. This responsibility consisted of achieving targeted financial objectives without compromising the financial integrity or long term profit performance of the Corporation. Targets were set for consolidated revenues of $3.3 billion, property/casualty written premium of $2.5 billion, life company direct sales of $300 million, adjusted consolidated operating income of $150 million, and earnings per share (after dividends) of $1.11.

    Strategy and Business Development. This responsibility consisted of developing and implementing business strategies with the objective of enhancing shareholder value and the prospects for sustained profitability. Targets related to, among other things, establishment of the Family and Business Insurance Group, integration of the field operations structure into commercial lines, and development of the specialty lines businesses.

    Business Development. This responsibility consisted of developing certain specialty lines of business, implementing certain technological interfaces with the independent agency force, re-segmenting the agency force, redesigning small business products and processes, integrating the acquisitions of Victoria Financial Corporation and Discover Re Managers, Inc., and exploring international opportunities for the assumed reinsurance and surety businesses.

    Strategic Resource Development. This responsibility consisted of developing critical resources to support overall business strategies, and was divided into the categories of financial resources and information systems. Financial resources targets related to obtaining key rating agency upgrades, converting the Series B Cumulative Convertible Preferred Stock into Common Stock, and reducing reinsurance expenses. Information systems targets included implementing the Family and Business Insurance Group systems and agency interface programs.

    Organization and Human Resource Development. This responsibility consisted of reviewing the management and organizational structure of the Corporation, including a complete review of the entire organizational structure, development of succession plans for key employees and developing and implementing targeted organizational restructurings. In addition, certain compensation plans and incentive plans for selected groups were to be redesigned.

    Investor, Regulatory, and Public Relations. This responsibility consisted of strengthening relationships with constituencies outside of the Corporation, particularly investor groups, credit rating agencies, regulators and the financial press.

    The Corporation's actual performance as measured against the targets under the financial performance responsibility ranged from 105% of the target to 125%. Evaluations of Mr. Blake's performance of the remaining responsibilities was less quantitative, but the Compensation Committee determined that Mr. Blake had met or exceeded each of the other targeted objectives. Important achievements included the design and implementation of the Family and Business Insurance Group and the field operations restructuring, development of the Polaris claim service reception center initiative, integration of the recent acquisitions of Victoria Financial Corporation and Discover Re Managers, Inc. and certain rating agency upgrades, particularly the upgrade of USF&G Company from "A-" to "A" by
A. M. Best Company. In addition, certain technology upgrade objectives were achieved, the Corporation's life insurance subsidiary began implementing important administrative and processing outsourcing initiatives, certain specialty business expanded internationally and many new products were developed for both the property/casualty and life segments. These goals were achieved while expenses were controlled and the balance sheet was significantly strengthened.

    Although the Compensation Committee did not assign specific weights to any of the categories or targeted objectives, it did place greater weight on financial performance and strategic responsibilities. The Compensation Committee's review and the basis for determining Mr. Blake's compensation was not limited to an evaluation of these responsibilities, and the Committee considered other subjective factors relating to an overall assessment of Mr. Blake's performance and contribution to the Corporation. The Committee concluded that Mr. Blake's compensation arrangements are appropriate in light of his continuing performance as Chief Executive Officer and associated improvements in the Corporation's profitability.

                                          COMPENSATION COMMITTEE
                                          George L. Bunting, Jr., Chairman
                                          Michael J. Birck
                                          Robert E. Davis
                                          Robert E. Gregory, Jr.
                                          Wilbur G. Lewellen
                                          Henry A. Rosenberg, Jr.

                            STOCK PERFORMANCE GRAPH

    The graph below compares cumulative total return of the Corporation's Common Stock, the S&P 500 Index and the Moody's P&C Insurance Group over a five-year period beginning December 31, 1990. The companies included in Moody's P&C Insurance Group are: Allstate Corporation, American Financial Group, Chubb Corporation, CNA Financial Corporation, GEICO Corporation, General Re Corporation, Hartford Steam Boiler Inspection and Insurance Company, Horace Mann Educators Corporation, Orion Capital Corporation, and Progressive Corporation. Cumulative total return is calculated assuming reinvestment of dividends. The stock price performance on this graph is not necessarily indicative of future performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG USF&G, S&P 500 AND MOODY'S P&C INSURANCE GROUP


                                 DEC90    DEC91     DEC92     DEC93     DEC94     DEC95
                                 -----    ------    ------    ------    ------    ------
USF&G CORPORATION..............   100      99.04    171.78    207.38    193.79    243.09
S&P 500 INDEX..................   100     130.47    140.41    154.56    156.60    215.45
MOODY'S P/C INSURANCE GROUP....   100     127.01    151.55    139.29    132.34    195.62

                               OTHER INFORMATION

CERTAIN BUSINESS RELATIONSHIPS

    In the ordinary course of business, USF&G Company has written fidelity, surety, fire and casualty, liability, or other insurance for certain companies of which non-employee directors are officers, and surety bonds on projects that may be financed in whole or in part by loans made by banks of which non-employee directors are officers. All these writings involve insurance premiums for which rate filings are made and premium rates are approved as required by applicable insurance regulations. In addition, the Corporation, in the ordinary course of business, utilizes bank depository, lending, trustee and other banking services provided by banks of which non-employee directors may be officers or directors.

    As disclosed elsewhere in this Proxy Statement, GE Investments owns 6.7% of the Corporation's Common Stock. Subsidiaries of the Corporation provide mortgage loan origination and administration services to an entity controlled by GE Investments. Pursuant to these services, a mortgage loan in the amount of $35 million was funded during 1995 by USF&G Company to an entity controlled by GE Investments. The principal balance of the loan at December 31, 1995 was $35 million. The interest rate is 7.7% compounded annually, with only interest payments due during the first four years and thereafter principal is amortized through the remaining three-year term on a 25-year amortization schedule. During 1995, an entity controlled by GE Investments repaid a $30 million mortgage loan funded in 1993 by Fidelity and Guaranty Life Insurance Company, a subsidiary of the Corporation.

    The Corporation and GE Investments have jointly invested in a Bermuda-based company, Renaissance Holdings Limited ("Renaissance"). Renaissance is principally engaged in the business of underwriting property/casualty reinsurance through its wholly owned subsidiary, Renaissance Reinsurance, Ltd.

    Robert J. Hurst, a director of the Corporation, is a partner of Goldman, Sachs & Co., which performed investment banking services for the Corporation in 1995.

    Larry P. Scriggins, a director of the Corporation, is a member of the law firm of Piper & Marbury L.L.P., which performed legal services for the Corporation in 1995.

    Anne M. Whittemore, a director of the Corporation, is a member of the law firm of McGuire, Woods, Battle & Boothe, which performed legal services for the Corporation in 1995.

AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of Ernst & Young LLP has acted as the Corporation's independent public accountants for the year ended December 31, 1995 and it is anticipated they will be selected by the Board of Directors to act as such for 1996. Representatives of Ernst & Young LLP are expected to be present at the shareholders' meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

FILINGS UNDER SECTION 16(a)

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers, and holders of more than 10% of the Corporation's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. The initial statement of beneficial ownership, Form 3, for Mr.
R. James Woolsey was filed two days late due to a clerical error at the Corporation in connection with this filing.

SHAREHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

    All shareholder proposals intended to be presented at the 1997 Annual Meeting of the Corporation must be received by the Corporation not later than November 29, 1996 and must otherwise comply with the rules of the SEC for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

    Management knows of no matters to be presented for action at the meeting other than those described above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interest of the Corporation.

                                            By Order of the Board of Directors
                                                   JOHN F. HOFFEN, JR.
                                                        Secretary

Baltimore, Maryland
March 29, 1996

                              USF&G CORPORATION

                                  P R O X Y


                  Annual Meeting of Shareholders - May 15, 1996
                    Proxy Solicited by the Board of Directors

The undersigned hereby appoints Norman P. Blake, Jr. and John A. MacColl, or either of them, as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of USF&G Corporation held of record by the undersigned on March 6, 1996, at the Annual Meeting of Shareholders to be held on May 15, 1996, or at any adjournment thereof.

Returned proxy forms will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that properly come before the meeting. Your shares will not be voted unless your signed proxy form is returned by your or you otherwise vote at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors.


                                                  USF&G CORPORATION
                                                  P.O. BOX 11189
                                                  NEW YORK, N.Y. 10203-0139

     The Board of Directors recommends a vote FOR election of directors.

1. Election of Directors     FOR all nominees  [ ]     WITHHOLD AUTHORITY to vote   [ ]     *EXCEPTIONS   [ ]
                             listed below              for all nominees listed below

Nominees: H. Furlong Baldwin, Michael J. Birck, Norman P. Blake, Jr., George L. Bunting, Jr., Robert E. Davis, Dale F. Frey,
          Robert E. Gregory, Jr., Robert J. Hurst, Wilbur G. Lewellen, Henry A. Rosenberg, Jr., Larry P. Scriggins,
          Anne Marie Whittemore, R. James Woolsey.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mare the "Exceptions box and write that nominees name in the space provided below.)

*Exceptions _________________________________________________________________________________________________________________




                                                                           Change of Address and
                                                                           or Comments Mark Here.   [ ]

                                                       When signing as attorney, executor, administrator, trustee or guardian, give title as such. If the signor is a corporation, sign in the corporate name by duly authorized officer.

                                                       Dated: ________________________________________________________, 1996

                                                       _____________________________________________________________________

                                                       _____________________________________________________________________
                                                                                       SIGNATURE

                                                                                Votes MUST be indicated     [ ]
                                                                                (x) in Black or Blue Ink.

Please sign, date and return the proxy card promptly using the enclosed envelope.
